Exhibit 10.1

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

December 27, 2023

Jed Latkin

[***]

Offer and Terms of Employment

Dear Jed:

It is with great pleasure that I offer you a position with ProPhase Labs, Inc. (“ProPhase”) as Chief Operating Officer (“COO”). You will be reporting directly to Ted Karkus, CEO of ProPhase. We at ProPhase work closely together in a hands-on, team oriented, collaborative environment. We are developing a high energy environment for the quick thinking, skilled, and professional who are looking to expand our genomics business, our biopharmaceuticals business, our Pharmaloz Lozenge manufacturing business, and our company as a whole.

Your position will be, as with all Associates, on an “at will” basis. Assuming acceptance of the terms outlined below, I look forward to your starting January 1, 2024. The following outlines the terms discussed:

●	Your position will be considered a full-time position.

●	Your compensation will be a base salary of $350,000 per annum.

●	Your signing bonus will be $80,000 vesting upon the signing of this agreement and payable by January 31, 2024.

●	You will receive a stock option grant to purchase 500,000 shares of ProPhase Labs common stock at $6 per share subject to Nasdaq rules and upon executing our standard form of stock option agreement containing the specific terms and conditions of the stock option grant (25% vested at grant date, 25% per year vesting thereafter over 3 years subject to continued service on each such vesting date).

●	You will be eligible for an annual bonus based on both company and individual performance to be paid at the discretion of the compensation committee of the board of directors.

●	You will be eligible for additional stock options at the discretion of the compensation committee.

711 Stewart Ave, Suite 200 • Garden City, NY 11530 • U.S.A

Telephone: 516-464-6121 • Fax: 516-464-6132 • For information: www.ProPhaseLabs.com

●	You will receive a $900 a month auto allowance.

●	You will be paid the base salary every other Friday, 26 paychecks annually, subject to all Federal, State and Local tax, withholdings.

●	You will be eligible for participation in our various employee benefit plans based upon the terms of each of the individual plan provisions.

●	You will receive 3 paid weeks’ vacation for each 12 months employment in addition to all other scheduled holidays in accordance with Prophase’s policy.

●	All out of pocket expenses such as but not limited to business meals, travel and lodging, shall be reimbursed to you in a timely fashion subject to company policy.

●	During your employment with the Company, you shall at all times: (i) comply with the terms and conditions set forth in this letter; (ii) perform and carry out such responsibilities, duties, and authorities as the company may direct, designate, request of, or assign to you from time to time; (iii) devote sufficient time, attention, effort, and skill to your position with and the business of the company; and (vi) comply with and abide by the company’s policies, practices, and procedures (as may be amended or otherwise modified from time to time).

On behalf of the company, I am pleased to extend this offer to you. This offer will expire on December 31, 2023 and is conditioned on a standard background check. I look forward to a long relationship and believe you can become an important component and member of our team to achieve success. If you have any questions, please feel free to contact me at your earliest convenience.

I look forward to your favored reply.

Sincerely,

/s/ Ted Karkus

Ted Karkus
Chief Executive Officer

Offer Accepted:	/s/ Jed Latkin

Date:	12/28/2023